Exhibit 99.1

MEDTOX® Scientific, Inc.

First Quarter Conference Call

April 16, 2008

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our first quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. It was a challenging quarter for MEDTOX, but generally not inconsistent with our expectations.

In our Laboratory Segment, sample volume overall increased in the first quarter, and our pricing structure remains stable. Our lab-based drugs-of-abuse business again showed growth, but that growth was negatively impacted by 3% lower revenues from existing clients due to economic conditions. Within the clinical laboratory, Clinical Trial Services was approximately flat with the first quarter of 2007, but higher than the previous three quarters. For comparative purposes, it is important to recognize that our prior year first quarter produced a record number for CTS that was a 72% higher than the comparable quarter in 2006. We said in our year-end call that 2008 began with $5.5 million in signed protocols. This number has continued to increase, and we have a growing number of proposals outstanding. While we expect to continue experiencing variability from quarter to quarter, the trend is very positive. The contracts with the two existing pharma clients that have designated MEDTOX as a preferred provider are contributing factors to the growing backlog.

We incurred $300,000 of incremental expenses in the quarter due to our clinical laboratory expansion to service the physician office market on a regional basis. While this effort produced modest revenue in the first quarter, we continue to believe that there will be a higher revenue contribution in the second half of the year. Our early experience in the market has been positive. In our year-end call we said that “Expanded clinical testing capabilities will also benefit our Clinical Trials Services offering”. This has already proven to be true. We have been awarded new business for which we did not have the expertise or instrumentation prior to our recent laboratory expansion. This new market is large and favorable from a demographic, geographic, and payor status; and we have expanded our instrumentation, staffing and infrastructure to successfully compete going forward. While we are optimistic about the long term prospects, we recognize it may take a while to gain traction and therefore have not planned for revenue contribution until later in 2008.

In the Diagnostic Segment, we continue to see strong growth and significantly increasing operating margins. Year over year for the first quarter, revenues increased 27.6%. The revenue increase drove Diagnostics’ quarterly operating income to a record $1.3 million from $642,000 the previous quarter. Operating margin was 24.8% compared to 15.8% the previous year.

On January 30, 2008, we disclosed that we were voluntarily recalling approximately 400 MEDTOXScan® electronic readers because of mis-branding. At that time we explained that the PROFILE®-III ER devices sold for use with the readers and which are properly cleared for sale by the FDA, can be read visually without the reader (which is provided at no cost). It had been our original intention to replace these readers with a new generation of reader having OTC (over the counter) approval in 2008. As a result of the recall, we have now sought “prescription use” clearance for the reader. We filed a 510(k) application on March 5th, 2008. We have been in contact with the FDA and are in the process of providing them with some additional data that they have requested. To date, we have not experienced significant attrition of clients for this product line.

Overall, we continue to expand and diversify our core competencies. As we scale our organization to meet new opportunities, we remain committed to a performance-based environment, controlling costs with an efficient low-risk high-reward approach. We believe that it is notable that in a challenging economic environment, while investing in new service offerings, we were able to increase operating income by 11.4%; reduce operating expenses as a percentage of revenues to 31.3% compared to the prior year’s 33.2%; and increase overall operating margins to 13% in what is historically a seasonally lower quarter.

Based on our strong performance in the Diagnostics Segment, successful emphasis on expense control, growing number of signed protocols in CTS and new service offerings in our Clinical Laboratory, we are well positioned for the rest of 2008.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 9% for the quarter.

In our lab business, first quarter revenues were $15.5 million, up 4% from the first quarter of last year. Revenues from workplace drugs-of-abuse testing increased 7% with solid revenue growth from new clients, offset by a 3% decline in our existing business. Revenues in our Specialty Laboratory Services were down 2% compared to a strong first quarter last year.

In our POC diagnostic business, first quarter revenues were $5.2 million, up 28% from last year. This growth was driven primarily by strong sales of our PROFILE®-III ER, and SURE-SCREEN® devices.

Our overall gross margin was 44.3% in the quarter, compared to 45.9% last year.

Our lab business operated at a 38.1% margin in the first quarter, down from 41.2% in the first quarter of last year. Lab gross margins were impacted by higher costs and limited incremental revenue associated with our clinical laboratory expansion.

Margins in our POC diagnostic division were 62.8% in the quarter, compared to 63.3% last year.

Our selling, general and administrative expenses were $5.9 million in the quarter up 2.5% from $5.7 million last year. SG&A expenses decreased to 28.4% of revenues compared to 30.1% of revenues last year.

Research and development expenses were $605,000 in the quarter, compared to $597,000 in first quarter last year.

Other expenses were $197,000 in the quarter compared to $194,000 in the prior year and consist primarily of interest expense and the net operating results of the New Brighton Business Center.

Our income before tax was $2.5 million, up 12.3% from last year.

The effective Income tax rate for the quarter was 36.5% compared to 30.1% in the first quarter last year. Our tax rate in the first quarter last year was reduced due to a one time net operating loss carryforward adjustment of $141,000.

In terms of the balance sheet, our trade receivables are up from their year-end level due to strong February and March sales and the timing of cash receipts. Our days sales outstanding are 59.5 days compared to 56.0 days.

For the first three months of the year, capital expenditures were $2.5 million and depreciation and amortization was $1.1 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin. We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

It seems like the trajectory of the clinical trials business is certainly reason for encouragement, though you had a very tough compare. Should I process that as last year the clinical trials business, the high watermark was first quarter and it didn't do much from there or actually declined, and the picture this year is pretty good visibility for growth over the balance of the year? And maybe you could populate that picture for us with some details.

Dick Braun - MEDTOX -Chairman, President & CEO

Well, the high watermark was the first quarter last year. And I wouldn't say that the rest of the year was disappointing, but it was lower. And the first quarter this year was actually higher than the subsequent three quarters in 2007. We are optimistic about the rest of the year. There is a growing backlog of contracts signed. And as I stated, we also have a growing number of proposals outstanding, even though from quarter to quarter it is somewhat unpredictable for us.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And the nature of the business you are looking at this year versus last year, is it materially different? Does it have a different complexion or a run rate nature to it, diversity of customer base? This is an interesting piece of your business, and I think we would like to learn a little more about it if there are some elements you can share with us.

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

Steve, this is Jim Schoonover. I would say that the complexion of the business is similar to last year. The preferred provider relationships that we have have given us the ability to do both bioanalytical work with these organizations as well as central lab work. Therefore, we anticipate the mix of business to be a little bit more balanced in 2008 than in 2007 between bioanalytical and central lab. That is good for us, because we have capacity in the central lab area.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And then in terms of the strength in the products segment of your business this year, this Q1 versus Q1 a year ago, can you talk to us about some of the different segments of the product business? Obviously there's the workplace segment, there's the criminal justice segment and there's the hospital segment. What kind of flavor can you give us for the performance of each of those subsegments of the products business?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

As Dick mentioned in his remarks, the strength was really in our PROFILE®-III ER product that we sold to hospitals that are still awaiting the clearance of the MEDTOXScan® reader. That was a strong area for us, as well as Sure-Screen®, which is gaining really good traction in the government market. It is, as you know, the lower detection level product that we have. It is fairly proprietary to MEDTOX, and that area has continued to grow very strongly.

Steven Crowley - Craig-Hallum Capital Group - Analyst

It sounds like you are in discussions or answering a first round of questions from the FDA on the new reader. Were the data requests from the agency at all onerous? What can you tell us about the process and how it is playing out?

Dick Braun - MEDTOX -Chairman, President & CEO

It is sort of as expected. The requests for incremental data were pretty reasonable, and it should take us a fairly short time to supply them with that data. We are thinking in a matter of days to weeks.

Steven Crowley - Craig-Hallum Capital Group - Analyst

One final question and then I will hop back in the queue. This is for Kevin. You gave us a total product sales number for the quarter, Kevin, but would it be possible to get a breakdown between the three buckets that you typically break it into?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure, Steve. The POCT products, point-of-collection testing products, were $4.6 million; contract manufacturing was $500,000; other diagnostic products were $100,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And the contract manufacturing side, that was a little stronger in the period than I might have expected. What kind of flavor can you give us for how that is likely to run over the course of the year? Is this a run rate level or is it more a $300,000 run rate business where you just had a particularly good quarter here?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

It varies somewhat. Typically, you are right; it is more of a $200,000 to $300,000 a quarter business. And I don't see anything materially different in that. So it looks like a strong first quarter this year, and some variability, and overall the run rate should stay pretty consistent to what we've seen in the past.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. I will hop back in queue and let others ask questions. Thanks again.

Robert Cvengros - Next Generation Equity Research - Analyst

Just a couple questions from the macro level, from a macro vantage point. MEDTOX reported a 3% decrease in drugs-of-abuse testing from existing customers, but it sounds like also there was an addition or added accounts. Can you give us any color on exactly the success? I know that in 2007, part of the growth trajectory was due to addition of accounts.

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

This is Jim. I would say what is driving that is a couple of things. Number one, there's been a more pronounced focus from a sales and marketing point of view on our electronic chain of custody, what we call eChain®. That has started to gain some acceptance both in the corporate level as well as at the occupational health clinic level. So that certainly has helped us. We have stayed focused on very specific target markets within what we call our workplace sales group and have had success there.

I think the 3% decline in existing customers, that is not at all due to customer loss. That is due to, I would say, some conservative hiring practices on the part of our core customer base. So obviously, as things work out economically, we expect that to come back.

Robert Cvengros - Next Generation Equity Research - Analyst

Got it.	I would assume that the 3% would be consistent with what is going on in the general hiring market, or is that over, above, or how is that?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

No, I think it is probably about normal, although we don't have a lot of exposure in things like the housing market and some of the markets that have been hit maybe a little bit harder by some of the economic issues. So I would say that we may have done a little bit better than some other companies in the business because of our mix of business, but I would say it is fairly consistent.

Robert Cvengros - Next Generation Equity Research - Analyst

Okay, great. Also, regarding new opportunities in the recently developed pathology market, the regional laboratory services, the press release indicates that a small amount of incremental revenue occurred in the expansion. Could you provide us some color on basically the account development, the success that MEDTOX might be having? In addition to that, general ideas ... are there recurring revenues already, something like that, kind of the size of the institutions or what type of institutions might be contributing rules/facilities? Just something on that would be great.

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

In general, this is a relationship business. Our sales group is taking what I would call a patient but persistent view. We are sort of working more feverishly in the Twin Cities market initially, but we certainly have gone beyond the local area and talked to entities that are in sort of outstate environments.

I don't want to get too specific as to the type of groups we're going after, but it is pretty broad-based. And we have targeted certain specialties and we have targeted certain geographic areas, and we will again go after them on a persistent basis. The sales group is an excellent group of people. We have excellent service here at MEDTOX that supports their efforts. I think that this is an industry that has a lot of upside for us, but we're going to have to be patient and persistent in how we approach it.

Robert Cvengros - Next Generation Equity Research - Analyst

Okay. And finally, Kevin, before I get back in the queue here, interested in finding out, for modeling purposes, that was $300,000 in additional expenses as a result of this expansion?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Correct.

Robert Cvengros - Next Generation Equity Research - Analyst

Okay. And going forward, any color on what we could expect for modeling purposes on additional expenses?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

It will be pretty consistent.

Robert Cvengros - Next Generation Equity Research - Analyst

Okay, so just to model this, I could expect $300,000 in Q2?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Jeff Schmidt - Sidoti & Company - Analyst

You mentioned the clinical trials services backlog. Can you give us, maybe quantify that and what it's up year over year or maybe an absolute number?

Dick Braun - MEDTOX -Chairman, President & CEO

We've sort of tried to do that at year end as opposed to in the middle of the year. I think we will just leave it at the fact that it is higher than it was at the beginning of the year.

Jeff Schmidt - Sidoti & Company - Analyst

Okay. Any changes in the competitive landscape? It seems like -- would you say you guys are taking share? You said you did sign a couple new accounts.

Dick Braun - MEDTOX -Chairman, President & CEO

It is sort of difficult to categorize it as taking share, in a sense, because it is such a huge multibillion-dollar market. But, in fact, we have not only added business from existing pharma that we've worked with, but we have added new pharma to the growing list of clients also. So we are quite positive about the progress there.

Jeff Schmidt - Sidoti & Company - Analyst

Okay. And then just turning to volumes, are you seeing trends month to month in the workplace drug volumes?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

March was slightly softer on the base business than January and February, although not materially different.

Ruthanne Roussel - The Robins Group - Analyst

It seems like, if PROFILE®-III is selling so strongly with the reader not being in the hospitals, can you help me understand better why -- is it really -- I understand that the reader is supposed to drive sales of PROFILE®-III, but maybe we need to reconsider that assumption?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

This is Jim. I think that, though that product has done well on a comparative basis to the year prior, we are not interested in just a small piece of the market. We are interested in a much larger piece of the market. And if we were not to reintroduce the reader, which I think will be the best reader on the market, we won't capture as much market share as I think we have the opportunity to do. So the reader is critical to us. It is something we have worked with our partner, Cardinal Health, on the design a number of years ago. It had great acceptance in the market prior to the recent recall, and we believe it will be the catalyst for us to do much better in that market going forward.

Ruthanne Roussel - The Robins Group - Analyst

Okay, well, that is clear. If I missed this before, I apologize, but have we talked at all about the incremental revenues that we have seen from the expansion of regional lab?

Dick Braun - MEDTOX -Chairman, President & CEO

I think what we said is we have had a very modest amount, and not particularly measurable in the sense of a contribution. But we have also said a couple of times that it is going to take a while to get traction, but we are somewhat confident -- very confident that the second half of 2008 will show a much better contribution from that on the revenue side.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Just a couple follow-ups. The implication from the numbers is that the government criminal justice limited rights business had another good period for you. Can you tell us a little bit about whether or not that was the case and what your prospects are there, and what is driving those business prospects?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

Some of that is follow-through from business that was signed in the end of 2007, so we're now starting to see the full run rate of some of those activities. But we continue to add to the backlog that we have in terms of new counties that are interested in the ClearCourse® program. So we anticipate government having another very strong 2008 and equally having a strong 2009. The run rate, I don't think, will change much from what it has been last year and so far this year, which has been very positive.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And by run rate, do you mean growth rate there?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

Yes, growth rate.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, good. And in terms of the salesforce additions and configuration and maneuvers that you are doing, you have been pretty proactive in terms of addressing softness in the macro economy by doing some things to generate business and optimize salesforce. Are there some things you can share with us that you're doing on those notes?

Jim Schoonover - MEDTOX - VP and CMO - Sales & Marketing

Well, I think we have continued to expand the model that we have used now for a number of years. Our sales reps, by and large, are located here in the Twin Cities. We send them out into the field as necessary. We've brought in a very good group of young associate sales reps. We've promoted a number of them in order to get more sales coverage in key markets. I think that model will continue.

I feel that we are pretty well situated in each of the target areas in terms of sales coverage. So the bottom line is we have to execute daily, and I have an excellent group of people that are doing that, and we have a great operations and service group as well that support their efforts. So we feel good about where we're going in each of the markets we are in.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And as to the reader, as you see the landscape now, given your ability to respond within a pretty short-term period of time -- I'd call it weeks - to the data requests or questions that were posed to you -- would we expect -- is it a reasonable expectation that second quarter we'll likely get some positive news and put you back in the ballgame there?

Dick Braun - MEDTOX -Chairman, President & CEO

It is pretty difficult to predict on behalf of the FDA. Typically, a 510(k), you have to hear within 90 days. But I think that the fact that we've had some early conversations with them to ask for some data, we're somewhat optimistic we might beat that date, but there's no way to guarantee it.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. And then in terms of your CapEx, and maybe this is more geared to Kevin, CapEx in Q1 was maybe a bit higher than I would have expected. Was that kind of the last flurry of capital equipment expenditure and we should see it tail off, or have you guys kind of reset your thoughts on where CapEx will be this year?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

No, our thoughts on where it will be for this year are consistent.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And those thoughts are that it would be back down towards $7 million or so?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, so it is front-end-loaded, then, it would appear, given you spent $2.5 million in the first quarter?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Marcus Ortega - JP Turner & Company - Analyst

I think you pulled your own very well, considering the deleterious first-quarter economic performance on a micro and macro premise. So I'm pleased generally with what you did. I have one simple question, and I apologize if you've covered it previously, not in this call but in previous quarters. Your tax rate went from 30.1% to 36.5%, and I was curious, where did the nonoperating loss carryforwards play into this quarter, if at all?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

The nonoperating loss carryforwards are all on the balance sheet right now. So really where it impacts is on cash flow, since we're not paying cash taxes. That expense goes against the asset on the balance sheet.

Marcus Ortega - JP Turner & Company - Analyst

Okay, so it is a balance sheet versus a cash premise?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Versus a P&L income statement. Correct.

Marcus Ortega - JP Turner & Company - Analyst

Okay, that is what I needed clarity on. Other than that, I'm very happy with what you did.

Operator

Having no further questions, I would like to turn the conference over to Dick Braun for any additional or closing comments.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce second quarter results. Thank you.